Exhibit 99.1

LGI Homes, Inc. Announces

Pricing of Initial Public Offering

THE WOODLANDS, Texas, November 7, 2013/GLOBE NEWSWIRE/ — LGI Homes, Inc. (NASDAQ: LGIH) announced today the pricing of its initial public offering of 9,000,000 shares of common stock at the initial public offering price of $11.00 per share. LGI shares are expected to begin trading on the NASDAQ Global Select Market under the symbol “LGIH” on Thursday, November 7, 2013, and the offering is expected to close on November 13, 2013. In addition, LGI has granted the underwriters a 30-day option to purchase up to 1,350,000 additional shares of common stock at the initial public offering price.

LGI expects to receive net proceeds from this offering of approximately $89.1 million, after deducting underwriting discounts and estimated offering expenses. LGI will use $36.9 million of the net proceeds from the offering as the cash portion of the purchase price to acquire joint venture interests in four joint ventures. LGI owns the other 15% equity interest in, and manages the day-to-day operations of, these joint ventures. LGI expects to use the remainder of the net proceeds for working capital and for general corporate purposes, including the acquisition of land, development of lots and construction of homes.

Deutsche Bank Securities, JMP Securities and J.P. Morgan are joint book-running managers for the offering. Barclays, BofA Merrill Lynch, BTIG and Builder Advisor Group, LLC are co-managers. The offering of these shares will be made only by means of a prospectus, copies of which may be obtained, when available, from Deutsche Bank Securities Inc., Attention: Prospectus Department, at 60 Wall Street, New York, New York 10005-2836, via telephone at (800) 503-4611 or email at prospectus.cpdg@db.com.

A registration statement relating to these securities has been filed with, and declared effective by, the U.S. Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities law of any such state or jurisdiction.

About LGI Homes

Headquartered in The Woodlands, Texas, LGI Homes, Inc. engages in the design and construction of entry-level homes in Texas, Arizona, Florida, and Georgia. LGI’s core markets include Houston, San Antonio, Dallas/Fort Worth, Austin, Phoenix, Tampa, Orlando, and Atlanta. Since commencing operations in 2003, LGI has constructed and sold over 5,500 homes.

Forward-Looking Statements

Statements included herein may constitute forward-looking statements which relate to future events or our future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors.

Investor and Analyst Contact:

Eric Lipar

(281) 210-2619

Media Contact:

Rachel Eaton

(281) 210-2560

SOURCE LGI Homes, Inc.

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